CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 11 to the registration statement on Form N-1A (the "Registration Statement") of Evergreen Equity Trust of our report dated November 12, 1998 relating to the financial statements and financial highlights of Evergreen Fund, Evergreen Micro Cap Fund, Evergreen Aggressive Growth Fund and Evergreen Stock Selector Fund appearing in the Funds' September 30, 1998 Annual Report to Shareholders, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Independent Auditors" in the Statement of Additional Information.


PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York
December 22, 1998

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